Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the: 1) Registration Statement on Form S-8 (No. 333-148503) pertaining to the Sourcefire, Inc. 2007 Employee Stock Purchase Plan, and 2) Registration Statement on Form S-8 (No. 333-141396) pertaining to the Sourcefire, Inc. 2002 Stock Incentive Plan and 2007 Stock Incentive Plan; of our report dated February 25, 2008, with respect to the consolidated financial statements of Sourcefire, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Baltimore, Maryland
February 27, 2008